VICTORY PORTFOLIOS IV

VICTORY VARIABLE INSURANCE FUNDS II

(together with their series portfolios, collectively, the “Open-End Funds”)

PIONEER FLOATING RATE FUND, INC.

PIONEER HIGH INCOME FUND, INC.

PIONEER DIVERSIFIED HIGH INCOME FUND, INC.

PIONEER MUNICIPAL HIGH INCOME FUND, INC.

PIONEER MUNICIPAL HIGH INCOME ADVANTAGE FUND, INC.

PIONEER MUNICIPAL HIGH INCOME OPPORTUNITIES FUND, INC.

PIONEER ILS INTERVAL FUND

(COLLECTIVELY, THE “CLOSED-END FUNDS”)

(TOGETHER WITH THE OPEN-END FUNDS, COLLECTIVELY, THE “FUNDS”)

CODE OF CONDUCT

FOR PRINCIPAL EXECUTIVE OFFICER AND PRINCIPAL FINANCIAL OFFICER

I. Covered Officers/Purpose of the Code

A. This Code of Conduct (the “Code”) applies to the Principal Executive Officer andPrincipal Financial Officer of the Funds, and the “Covered Officers”, each of whom is set forth in Exhibit A, for the purpose of promoting:

1. Honest and ethical conduct, including the ethical handling of actual orapparent conflicts of interest between personal and professional relationships;

2. Full, fair, accurate, timely and understandable disclosure in reports anddocuments that a registrant files with, or submits to, the Securities andExchange Commission (“SEC”) and in other public communications made bythe Trusts;

3. Compliance with applicable laws and governmental rules and regulations;

4. The prompt internal reporting of violations of the Code to an appropriateperson or persons identified in the Code; and

5. Accountability for adherence to the Code.

B. Each Covered Officer should adhere to a high standard of business ethics andshould be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. Covered Officers Should Handle Ethically Any Actual or Apparent Conflicts ofInterest

A. Overview. A “conflict of interest” occurs when a Covered Officer’s privateinterest interferes with the interests of, or his or her service to, the Trusts. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his or her position with the Trusts.

Certain conflicts of interest that could arise out of the relationships between Covered Officers and the Trusts already are subject to conflict of interest provisions in the Investment Company Act of 1940 (“Investment Company Act”) and the Investment Advisers Act of 1940 (“Investment Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trusts because of their status as “affiliated persons” of the Trusts. The Trusts’ and their investment adviser’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts may arise or result from the contractual relationship between the Trusts and the investment adviser and the administrator, whose officers or employees also serve as Covered Officers. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Trusts or for the adviser or the administrator, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser, the administrator and the Trusts. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the adviser, the administrator and the Trusts and is consistent with the performance by the Covered Officers of their duties as officers of the Trusts. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by each Trust’s Board of Trustees (the “Board”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act or the Investment Advisers Act.

Section C describes the types of conflicts of interest that are covered under this Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Company.

B. Obligations of Covered Officers. Each Covered Officer must:

1. Not use his personal influence or personal relationships improperly toinfluence investment decisions or financial reporting by the Trusts wherebythe Covered Officer would benefit personally to the detriment of the Trusts;

2. Not cause the Trusts to take action, or fail to take action, for the individualpersonal benefit of the Covered Officer rather than the benefit of the Trusts;

3. Report at least annually outside business affiliations or other relationships(e.g., officer, director, governor, trustee, part-time employment) other than hisor her relationship to the Trusts, the investment adviser and the administrator.

C. Conflicts of interest. When a Covered Person becomes aware of a situation that could involve a conflict of interest, or that could reasonably be considered an appearance of a conflict of interest, the Covered Person should disclose this matter to the Chief Compliance Officer. For purposes of this Code, the Chief Compliance Officer shall be the Chief Compliance Officer of Victory Capital Management Inc. (“VCM”). Examples of these include:

1. Service as a director on the board of any public or private company;

The receipt, as an officer of the Trusts, of any gift in excess of $100;

2. The receipt of any entertainment from any company with which the Trusts have current or prospective business dealings, unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

3. Any ownership interest in, or any consulting or employment relationship with, any of the Trusts’ service providers, other than their investment adviser, principal underwriter, administrator or any affiliated person thereof;

4. A direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trusts for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

D. Conflicts of interest not specifically enumerated. It is impractical to attempt to list in this Code all possible situations that could result in a conflict of interest. If a proposed transaction, interest, personal activity, or investment raises any concerns, questions or doubts, a Covered Officer should consult with the Chief Compliance Officer before engaging in such transaction or investment or pursuing such interest or activity. The Chief Compliance Officer shall review the facts and circumstances of the actual or potential conflict of interest in accordance with Section IV of these Procedures.

III. Disclosure and Compliance

A. Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Trusts.

B. Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Trusts to others, whether within or outside the Trusts, including to the Trusts’ Trustees and auditors, and to governmental regulators and self-regulatory organizations.

C. Each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Trusts, the adviser and the administrator with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trusts file with, or submit to, the SEC and in other public communications made by the Trusts.

D. It is the responsibility of each Covered Officer to promote compliance with thestandards and restrictions imposed by applicable laws, rules and regulations.

IV. Reporting and Accountability

A. Responsibilities and conduct. Each Covered Officer must

1. Upon adoption of the Code (or thereafter as applicable, upon becoming aCovered Officer), affirm in writing to the appropriate Board that he or she hasreceived, read, and understands the Code;

2. Annually thereafter affirm to the appropriate Board that he or she hascomplied with the requirements of the Code;

3. Not retaliate against any other Covered Officer or any employee of the Trustsor their affiliated persons for reports of potential violations that are made ingood faith; and

4. Notify the Chief Compliance Officer promptly if he or she knows of anyviolation of this Code. Failure to do so is itself a violation of this Code.

B. Chief Compliance Officer. The Chief Compliance Officer is responsible forapplying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. Based on its review, the Chief Compliance Officer shall advise the Covered Officer that the proposed transaction, investment, interest or activity: (i) would not violate this Code; (ii) would not violate this Code only if conducted in a particular manner and/or subject to certain conditions or safeguards; or (iii) would violate the Code and is, therefore, prohibited.

C. Waivers. A Covered Officer may request a waiver from a provision of this Codeif there is a reasonable likelihood that a contemplated action would not involve an actual conflict of interest that this Code is designed to prevent. The Audit and Risk Oversight Committee of the Board (the “Committee”) shall review and act upon any request for a waiver from any provision of the Code. The Committee shall disclose any waiver from a provision of the Code to the extent required by SEC rules or any other policy of the Trusts or VCM.

D. Enforcing the Code of Conduct. The Trusts will adhere to the followingprocedures in investigating and enforcing this Code:

1. The Chief Compliance Officer will take all appropriate action to investigateany potential violations reported to him or her;

2. If, after such investigation, the Chief Compliance Officer believes that noviolation has occurred, no further action is required;

3. Any matter that the Chief Compliance Officer believes is a violation shall bereported to the Committee; and

4. If the Committee concurs that a violation has occurred, it will inform the Board and make a recommendation of appropriate courses of action. The Board will consider and take appropriate action regarding the violation. The Board may among other things, notify VCM, the Trust’s administrator, or their Boards of Directors; recommend the assessment of a monetary penalty against the Covered Person; issue a formal written reprimand to, or recommend the dismissal of, the Covered Officer; require additional training by the violator; or recommend modifications to the Trust’s policies and procedures.

V. Other Policies and Procedures

This Code shall be the sole code of conduct adopted by the Trusts for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies relating to that section. Insofar as other policies or procedures of the Trusts, the Trusts’ investment adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Codes of Ethics under Rule 17j-1 under the Investment Company Act, and any insider trading policies are separate policies of the Trusts, VCM, any sub-adviser or the principal underwriter that apply to the Covered Officers and others, and are not part of this Code.

VI. Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of the Trustees who are not “interested persons” (as defined in the Investment Company Act) (the “Independent Trustees”). Any changes to this Code will, to the extent required, will be disclosed as provided by SEC rules.

VII. Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than officers and Trustees of the Trust, the Trusts’ investment adviser, administrator or sub-administrator, counsel to the Trusts or counsel to the Independent Trustees.

VIII. Internal Use

The Code is intended solely for the internal use by the Trusts and does not constitute an admission, by or on behalf of the Trusts, as to any fact, circumstance, or legal conclusion.

Adopted: December 30 , 2024

NYDOCS01/1724375.1

Exhibit A

Persons Covered by this Code of Conduct

The Funds Principal Executive Officer: Thomas Dusenberry, President Principal Financial Officer: Carol Trevino, Treasurer As of: April 14, 2026

NYDOCS01/1724375.1

Exhibit B Acknowledgement

Pursuant to the requirements of the Code of Conduct adopted by the Funds, (the “Code”), I hereby acknowledge and affirm that I have received, read and understand the Code and agree to adhere to and abide by the letter and spirit of its provisions.

Signature:

Print Name: Thomas Dusenberry

Date:

04/14/2026

NYDOCS01/1724375.1

Exhibit B Acknowledgement

Pursuant to the requirements of the Code of Conduct adopted by the Funds, (the “Code”), I hereby acknowledge and affirm that I have received, read and understand the Code and agree to adhere to and abide by the letter and spirit of its provisions.

Signature:

Print Name: Carol Trevino

Date:

04/14/2026

NYDOCS01/1724375.1

Exhibit C Annual Certification

Pursuant to the requirements of the Code of Conduct adopted by the Funds, (the “Code”), I hereby acknowledge and affirm that since the date of the last annual certification given pursuant to the Code, I have complied with all requirements of the Code.

Signature:

Print Name: Carol Trevino

Date:

04/14/2026

NYDOCS01/1724375.1

Exhibit C Annual Certification

Pursuant to the requirements of the Code of Conduct adopted by the Funds, (the “Code”), I hereby acknowledge and affirm that since the date of the last annual certification given pursuant to the Code, I have complied with all requirements of the Code.

Signature:

Print Name: Thomas Dusenberry

Date:

04/14/2026